Contacts: Rajesh C. Shrotriya, M.D., CEO and President Spectrum Pharmaceuticals, Inc. (949) 743-9295	Anna Kazanchyan, M.D. Spectrum Pharmaceuticals, Inc. (949) 743-9215

Spectrum Pharmaceuticals Reports Third Quarter 2004
Financial Results and Presents Operational Highlights

•	Cash and cash equivalents of over $40 million as of September 30, 2004
•	Net loss of $4.1 million for the quarter, which included upfront payment for SPI-153 licensing
•	14.5 million shares currently outstanding
•	Four proprietary anti-cancer drug candidates under clinical development
•	Ciprofloxacin ANDA approved by the FDA; marketing has commenced
•	Five generic drug ANDAs pending at the FDA.

     IRVINE, Calif., November 15, 2004 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today reported a net loss for the third quarter ended September 30, 2004 of approximately $4.1 million, or $(0.29) per share, compared to a net loss of approximately $2.7 million, or $(2.27) per share, during the same period in 2003.

      For the third quarter, the approximately $1.4 million increase in net loss principally reflects a decrease of $1 million in revenues (derived from a one-time milestone payment on dosing of the first patient in the phase 3 trial of satraplatin), and an increase in expenses due to the difference between the amount of an up-front license fee payment in the third quarter of 2004 of approximately $1.8 million in cash and shares of the Company’s common stock (for the acquisition of an anticancer drug candidate, SPI-153), and a charge in the third quarter of 2003 of $1.5 million related to the value of stock options granted.

     As of September 30, 2004, the Company had cash and cash equivalents of over $40 million. Currently, there are approximately 14.5 million shares of common stock outstanding.

Operational Highlights and Goals

     Our primary business focus for the remainder of 2004, and beyond, will be to continue to assemble and develop a portfolio of marketable drug products: primarily proprietary drugs (with a focus on treatments for cancer and related disorders) and generic drugs with near-term revenue potential.

Proprietary Oncology drug product candidates

     We have four oncology product candidates under development: satraplatin, EOquin™, elsamitrucin, and SPI-153.

Satraplatin

• Enrollment for the Phase 3 pivotal SPARC trial is proceeding as planned. GPC Biotech, our co-development partner for satraplatin, anticipates to begin a rolling NDA submission in the next six to nine months, and, assuming positive data, to complete the NDA filing in 2006.

• In September 2004, a phase 1 / 2 trial of satraplatin in combination with simultaneous, standard doses of radiotherapy was opened for accrual in patients with locally advanced non-small cell lung cancer.

• Plans include initiation within the next few months of a phase 1 trials of satraplatin in combination with a taxane-based therapy such as Taxotere.

EOquin™

• In November 2004, we presented efficacy and safety data from the ongoing multi-center Phase 2 trial of EOquin™ as a single agent in patients with recurrent refractory superficial bladder cancer at the Chemotherapy Foundation Symposium.

• The phase 2 data confirmed anti-tumor activity against refractory superficial bladder cancer, as evidenced by eighteen of twenty eight patients (~64%) showing a complete response (complete disappearance of the tumor as confirmed by biopsy) after receiving six weekly treatments (via instillation into the urinary bladder) with EOquin.

• Results also demonstrated that EOquin was well-tolerated, with no systemic toxicity, and local toxicity limited to chemical cystitis in one patient, dysuria and hematuria. While follow-up was short, no responding patient has relapsed, confirming the response duration observed in a previous phase 1 trial.

• We expect completion of enrollment in phase 2 trial of EOquin in refractory superficial bladder cancer by the end of 2004.

Elsamitrucin

• In August 2004, we submitted initial positive results from the ongoing phase 2 trial of elsamitrucin in refractory non-Hodgkin’s lymphoma (NHL) to the American Society of Hematology Annual Meeting. Elsamitrucin continued to demonstrate early evidence of anti-tumor activity against refractory NHL and a favorable side effect profile with minimal toxicity.

• We expect completion of enrollment in the ongoing Phase 2 trial of elsamitrucin in refractory NHL by the end of 2005.

SPI-153

• In August 2004, we licensed from Zentaris GmbH, rights in in North America (including Canada and Mexico) and India, to SPI-153 (formerly D-63153), a fourth generation LHRH (Luteinizing Hormone Releasing Hormone, also known as GnRH or Gonadotropin Releasing Hormone) antagonist. Zentaris received an upfront payment of approximately $1,227,000 in cash and 251,896 shares of restricted (until December 2005) common stock, and is eligible to receive payments upon achievement of certain development and regulatory milestones, in addition to royalties on potential net sales. Zentaris retains exclusive development and commercialization rights to the rest of world, but will share equally with Spectrum upfront and milestone payments, and royalties or profits from potential sales, if any, in Japan. We believe that SPI-63153 has the potential to treat hormone-dependent cancers as well as benign, proliferative disorders (such as benign prostatic hypertrophy, or BPH, and endometriosis).

• During the first half of 2005, we plan to expand the development of SPI-153 by initiating trials and by filing an investigational new drug application with the FDA to begin U.S. clinical trials in hormone-dependent prostate cancer and BPH.

Generic drug product candidates

     We have six generic drug product candidates for which we have filed abbreviated new drug applications, or ANDAs, with the FDA: ciprofloxacin and fluconazole in tablet form; injectable carboplatin and one additional injectable product; and two ophthalmic products.

•	Our ciprofloxacin ANDA was approved by the FDA on September 10, 2004. Lannett Company, Inc., our marketing partner, has begun marketing ciprofloxacin, our first generic drug.

•	We also expect to receive approval by the FDA for carboplatin and fluconazole in the first half of 2005.

•	Based on the guidelines available to us, and our experience with the FDA approval process, we may not receive approval for our ANDAs filed in 2004 before the first quarter of 2006, if at all.

•	Our goal is to continue to pursue additional ANDA filings, including several injectable products, and to have 15-20 generic drugs FDA approved and marketed in the U.S. before 2009. In this regard we are evaluating several drug candidates for feasibility.

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary and generic drug products for various indications. Our current proprietary drug products are primarily focused on the treatment of cancer and related disorders. Our lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA) for its initial indication, second-line chemotherapy for hormone-refractory prostate cancer. Elsamitrucin, a phase 2 drug, is being studied for its initial indication, refractory non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. SPI-153 (formerly, D-

63153), a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hyperplasia and endometriosis. Our Abbreviated New Drug Application for ciprofloxacin, a broad-spectrum antibiotic and the generic version of Bayer Corporation’s Cipro® tablets, received approval from the FDA in September 2004. In addition, we have five Abbreviated New Drug Applications for carboplatin (generic equivalent of Paraplatin®), fluconazole (generic equivalent of Diflucan®), two ophthalmic products and an injectable product pending at the FDA. For additional information, including SEC filings, visit our web site at www.spectrumpharm.com.

Forward-looking statements
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the future progress of our drug development programs, the success of our oncology drug candidates in their initial indications and future indications, expected timing for the initiation of sales and/or marketing of our generic drug products, timing of enrollment in our clinical trials, the NDA submission and filing for satraplatin, timing and success of initiation of new clinical trials, the timing of an IND filing with the FDA for SPI-153, timing, number and success of our ANDA filings, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that past results may not be indicative of future results, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that we may fail to comply with extensive governmental regulation, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003
Revenues	$—	$1,000	$73	$1,000

Operating expenses:
Research and development	2,372	926	4,546	2,409
General and administrative	1,168	1,067	3,785	2,911
Stock-based charges	707	1,568	865	1,582
Restructuring expenses	—	163	—	163

Total operating expenses	4,247	3,724	9,196	7,065

Loss from operations	(4,247)	(2,724)	(9,123)	(6,065)
Interest income, net	178	4	314	2

Net loss	$(4,069)	$(2,720)	$(8,809)	$(6,063)

Basic and diluted net loss per share	$(0.29)	$(2.27)	$(0.74)	$(4.40)

Basic and diluted weighted average common shares outstanding	14,063,355	3,975,271	12,052,017	3,337,703

Supplemental Information
Stock-based charges — Components:
Research and development	$635	$645	$640	$649
General and administrative	$72	$923	225	933

Total stock based charges	$707	$1,568	$865	$1,582

Summary Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2004	2003
Cash, cash equivalents, marketable securities and short-term investments	$42,255	$26,351
Other current assets	146	413

Total current assets	42,401	26,764
Property and equipment, net and other assets	710	625

Total assets	$43,111	$27,389

Current liabilities	$2,675	$3,108
Long term liabilities and other	20	—
Stockholders’ equity	40,416	24,281

Total liabilities and stockholders’ equity	$43,111	$27,389